UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant To §240.14a-12

LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 11, 2012

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Landec Corporation (the “Company”) will be held on Thursday, October 11, 2012, at 1:30 p.m., local time, at Pacific Athletic Club, 200 Redwood Shores Parkway, Redwood City, CA 94065 for the following purposes:

1.	To amend Section 3.2 of the Bylaws of the Company to change the authorized number of directors of the Company to no fewer than six (6) and no more than ten (10);

2.
To elect four directors to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election and until their successors are duly elected and qualified;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 26, 2013;

4.	To approve a non-binding advisory proposal on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 13, 2012, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person.  However, to assure your representation at the meeting, you are urged to mark, sign, and date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD
Secretary
Menlo Park, California
August 20, 2012

 IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET.  IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS.  IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.  THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 11, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Landec Corporation (“Landec” or the “Company”), a Delaware corporation, for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, October 11, 2012, at 1:30 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at Pacific Athletic Club, 200 Redwood Shores Parkway, Redwood City, CA 94065. The telephone number at that location is (650) 593-4900.

The Company’s principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025.  The Company’s telephone number at that location is (650) 306-1650.

Solicitation

These proxy solicitation materials are to be mailed on or about September 7, 2012, to all stockholders entitled to vote at the meeting.  The costs of soliciting these proxies will be borne by the Company.  These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock.  The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting To Be Held on October 11, 2012.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at http://landec.com/proxy

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025 (telephone number: (650) 306-1650).  Exhibits to the Annual Report may be obtained upon written request to Mr. Skinner and payment of the Company’s reasonable expenses in furnishing such exhibits.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope.  If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting.  Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.  If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain proper documentation to vote your shares at the Annual Meeting.

You may vote by telephone or electronically.

You may submit your proxy by following the Vote by Phone instructions accompanying the proxy card.  If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions accompanying the proxy card.

You may change your mind after you have returned your proxy card.

If you change your mind after you return your proxy card or submit your proxy by telephone or Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting.  You may do this by:

•	signing another proxy card with a later date, or

•	voting in person at the Annual Meeting.

Voting

Holders of Common Stock are entitled to one vote per share.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections.  The Inspector of Elections will also determine whether or not a quorum is present.  A majority of the shares entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business.  The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Proposal No. 1 – Amendment to Section 3.2 of the Bylaws of the Company.  This proposal must be approved by a majority of the shares outstanding. Shares not voted, whether not present or by broker non-vote, abstention or otherwise, will have the same effect as a vote against this proposal.

Proposal No. 2 – Election of directors:  Each director is elected by a majority of the votes cast with respect to such director.  Any votes withheld for a particular director is effectively a vote against the director.

Proposal No. 3 – Ratification of independent registered public accounting firm: This proposal must be approved by a majority of the shares present and voted on the proposal.  Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 4 — Advisory (non-binding) vote on executive compensation.  This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution.  Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the amendment to Section 3.2 of the Bylaws; FOR the election of the director nominees proposed by the Board of Directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 26, 2013; FOR the advisory vote on executive compensation; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.

Record Date and Share Ownership

Only stockholders of record at the close of business on August 13, 2012, are entitled to notice of, and to vote at, the Annual Meeting.  As of August 13, 2012, 25,696,984 shares of the Company’s Common Stock, par value $0.001 per share, were issued and outstanding.

Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2013

If any stockholder desires to present a stockholder proposal at the Company’s 2013 Annual Meeting of Stockholders, such proposal must be received by the Secretary of the Company no later than May 10, 2013, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Also, if a stockholder does not notify the Company on or before July 29, 2013 of a proposal for the 2013 Annual Meeting of Stockholders, management intends to use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2013 Annual Meeting of Stockholders.

Householding of Proxy Materials

Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

PROPOSAL NO. 1

TO APPROVE AN AMENDMENT TO THE BYLAWS OF THE COMPANY

Section 3.2 of the Bylaws of the Company currently provides that the authorized number of directors of the Company shall be no fewer than five (5) and no more than nine (9).  The Board of Directors and the stockholders are authorized to fix the exact number within this range, and the number is currently fixed at eight (8).  On July 19, 2012, the Board of Directors authorized an amendment to the Bylaws to expand the permitted range to no fewer than six (6) and no more than ten (10).  Within the proposed new range, the Board of Directors would continue to have the authority to increase or decrease the number of directors.

Under the proposed amendment, the first two sentences of Section 3.2 of the Bylaws would be amended to read as follows:

 “The authorized number of directors shall be no fewer than six (6) and no more than ten (10). Within this range, the authorized number of directors may be changed from time to time by resolution of the Board. Any amendment to these Bylaws changing the authorized number of directors (except to fix the authorized number of directors within the range) may only be adopted by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote.”

The Board of Directors believes the proposed increase is advisable in order to provide the Board of Directors with greater flexibility when evaluating potential candidates for the Board of Directors.  The amendment would allow the Board of Directors to increase the size of the Board of Directors to ten (10) directors and to nominate for election or elect two additional qualified candidates to the Board of Directors without having to seek stockholder approval. The Board of Directors believes that allowing for future additions to the Board of Directors is in the best interests of the Company.

Required Vote

In order to amend the Bylaws to increase the authorized number of directors to no fewer than six (6) and no more than ten (10), an affirmative vote of the holders of a majority of the shares of the Company’s Common Stock entitled to vote must be obtained.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE BYLAWS.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for no fewer than five (5) and no more than nine (9) directors, with the exact number fixed at eight (8), and the Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. If the amendment to the Bylaws described in Proposal No. 1 is approved, the Bylaws will provide that the number of directors shall be no fewer than six (6) and no more than ten (10).    Each Class 1 and Class 2 director is elected for a two-year term, with Class 1 directors elected in even numbered years (e.g., 2012) and the Class 2 directors elected in odd numbered years (e.g., 2013).  Accordingly, at the Annual Meeting four (4) Class 1 directors will be elected.

The Board of Directors has nominated the persons named below to serve as Class 1 directors until the next even numbered year annual meeting during which their successors will be elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s four (4) nominees named below, all of whom are presently directors of the Company.  In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.  Assuming a quorum is present, the four  (4) nominees for director receiving at least a majority of votes cast at the Annual Meeting will be elected.

Nominees for Class 1 Directors

Name of Director	Age	Principal Occupation	Director Since
Gary T. Steele	63	President, Chief Executive Officer and Chairman of the Board of Directors of the Company	1991
Frederick Frank	80	Vice Chairman, Peter J. Solomon Company	1999
Steven Goldby	72	Partner, Venrock	2008
Stephen E. Halprin	74	Retired General Partner of OSCCO Ventures	1988

Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his name above during the past five years.  There is no family relationship between any director or executive officer of the Company.

Gary T. Steele has served as President, Chief Executive Officer and a director since September 1991 and as Chairman of the Board of Directors since January 1996.  Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields.  From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company.  From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development.  Mr. Steele has also worked with McKinsey & Company and Shell Oil Company.  Mr. Steele received a B.S. from Georgia Institute of Technology and an M.B.A. from Stanford University.

Mr. Steele’s significant knowledge and understanding of the Company and its businesses together with his extensive experience in the biotechnology field provide the Board of Directors with significant insight into the Company’s businesses and operations.

Frederick Frank has served as director since December 1999. Mr. Frank is Vice Chairman of Peter J. Solomon Company (“Solomon”), an investment banking and advisory firm.  Before joining Solomon, Mr. Frank was Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and Barclays Capital. Before joining Lehman as a Partner in October 1969, Mr. Frank was co-director of research, as well as Vice President and Director of Smith Barney & Co. Incorporated. During his over 50 years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He serves on the board of directors of PDL BioPharma, and was a director for the Institute for Systems Biology and Pharmaceutical Product Development, Inc.. Mr. Frank is Chairman of the National Genetics Foundation and he serves on the Advisory Boards for Yale School of Organization and Management, the Massachusetts Institute of Technology Center of Biomedical Innovation and was formerly an Advisory Member of the Johns Hopkins Bloomberg School of Public Health, and the Harvard School of Public Health. He is a graduate of Yale University, received an M.B.A. from Stanford University and is a Chartered Financial Analyst.

Mr. Frank has over 50 years of capital markets experience and has been involved in numerous financings, commercial transactions and mergers and acquisitions.  As such, Mr. Frank provides the Board of Directors with extensive experience and knowledge with respect to transactions and financing in the public company context and corporate governance experience based on his experience as a director of public and non-public companies.

Steven Goldby has served as a director since December 2008.  Mr. Goldby has been a Partner at Venrock, a venture capital firm, since 2007.  Mr. Goldby was Chairman and Chief Executive Officer of Symyx Technologies, Inc. (“Symyx”) from 1998 to 2007; he became the Executive Chairman in 2008, and Chairman in 2009.   Before joining Symyx, Mr. Goldby served as Chief Executive Officer for more than ten years at MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management.  Earlier, Mr. Goldby held various management positions at ALZA Corporation, including President of Alza Pharmaceuticals.  Mr. Goldby received a B.S. degree in chemistry from the University of North Carolina and a law degree from Georgetown University Law Center.

Mr. Goldby’s extensive experience with biotechnology companies provides the Board of Directors with significant understanding of the technology issues facing the Company.

Stephen E. Halprin has served as a director since April 1988.  From 1968 until his retirement in 2005, Mr. Halprin was a General Partner of OSCCO Ventures, a venture capital firm. Mr. Halprin received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

Through his work in the venture capital arena, Mr. Halprin has a great deal of familiarity with the issues that arise in the context of growing and developing a business.  As such, he provides the Board of Directors with significant knowledge of financing and development of strategies for growth

Class 2 Directors

Directors continuing in office until the 2013 Annual Meeting of Stockholders are:

Name of Director	Age	Principal Occupation	Director Since
Duke K. Bristow, Ph.D.	55	Economist, University of Southern California	2004
Dean Hollis	52	Retired President and Chief Operating Officer, ConAgra Foods, Inc. Consumer Foods and International Division	2009
Robert Tobin	74	Retired Chief Executive Officer, Ahold, USA	2004
Nicholas Tompkins	57	Managing Member, NKT Commercial LLC, Chairman of the Board of Apio, Inc.	2003

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his name above during the past five years.

Duke K. Bristow, Ph.D. has served as a director since September 2004.  Dr. Bristow has academic appointments with the Marshall School of Business at the University of Southern California (“USC”) and with the Henry Samueli School of Engineering at the University of California, Los Angeles (“UCLA”).  He teaches engineering economics at UCLA where he has been an economist since 1995.  In August 2006, he began teaching finance at USC.  His research focuses on corporate governance, corporate finance and entrepreneurship.  Dr. Bristow is an advisor to a number of private and public organizations.  Previously, he was with Eli Lilly & Company, a leading life science firm, for ten years.  He held management positions in the pharmaceutical, medical device and diagnostics divisions and in corporate finance.  He holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from Indiana University, and a Ph.D. in Financial Economics from UCLA.

With his academic background and knowledge of corporate governance and finance, Dr. Bristow provides the Board of Directors with a thoughtful perspective on economic issues facing the Company.  In addition, with his experience in the life sciences industry, Dr. Bristow provides a deep understanding of the technology issues facing the Company’s biotechnology business.

Dean Hollis has served as a director since July 2009.  Mr. Hollis was most recently President and Chief Operating Officer of the Consumer Foods and International Division of ConAgra Foods, Inc. (“ConAgra”).  Mr. Hollis had management responsibility for ConAgra’s consumer and customer branded businesses consisting of over 40 global brands in 110 countries.  During Mr. Hollis’ 21 years with ConAgra, he had a broad array of responsibilities, including Executive Vice President, Retail Products; President, Frozen Foods; President, Grocery Foods; President, Specialty Foods; and President, Gilardi Foods.  Currently, Mr. Hollis is a Senior Advisor for Oaktree Capital Management, L.P. (“Oaktree”).   He also serves on and Chairs, the board of directors for Pierre Foods, an Oaktree portfolio company, for Smart Balance, Inc as a member of the Audit Committee and Diamond Foods.  Mr. Hollis is a graduate of Stetson University and he currently serves on its board.

With over 20 years of experience in the food industry, Mr. Hollis provides the Board of Directors with significant expertise in marketing and sales of packaged foods, overall strategy development for food products and in-depth general management expertise for investing in growth companies, which has a direct benefit to Landec’s wholly-owned food subsidiary, Apio, Inc. (“Apio”).

Robert Tobin has served as a director since December 2004.  Mr. Tobin retired from his position as Chief Executive Officer of Ahold USA in 2001.  Mr. Tobin has over 40 years of industry experience in the food retail and food service sectors, having served as Chairman and CEO of Stop and Shop Supermarkets.  An industry leader, Mr. Tobin serves on the advisory boards of the College of Agriculture and Life Sciences and the Undergraduate Business Program at Cornell University where he received his B.S. in Agricultural Economics.

Mr. Tobin’s experience as the chief executive officer of food retailers and his knowledge of the food retail and food service sectors provide the Board of Directors with significant expertise with respect to issues facing the Company’s food business.  In addition, Mr. Tobin’s service on advisory boards provides the Board of Directors with knowledge of the scientific issues that face Apio.

Nicholas Tompkins has served as a director since October 2003.  Mr. Tompkins has been the Chairman of the Board of Apio, since January 2008.  Prior to becoming the Chairman of the Board of Apio, Mr. Tompkins was the Chief Executive Officer of Apio, a position he had held since Apio’s inception in 1979.  Landec acquired Apio in December 1999.  Mr. Tompkins is also a current board member and past chairman of the Ag Business Advisory Council for California Polytechnic State University in San Luis Obispo, California.  He was a member of the board of directors of the United Fresh Fruit and Vegetable Association through 2008 and was Chairman of that organization in 2005 and 2006.  Mr.Tompkins received a B.S. in Agricultural Business from California State University, Fresno.

Mr. Tompkins brings to the Board of Directors extensive experience in the area of agriculture.  In addition, Mr. Tompkins prior service as the Chief Executive Officer of Apio and as its current Chairman provides the Board of Directors with in-depth knowledge of the operations of Apio, a significant portion of the Company’s business.

Board of Directors Meetings and Committees

The Board of Directors held a total of eight meetings during the fiscal year ended May 27, 2012.  Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2012.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors. The charter for each of the committees is available on the Company’s website (http://landec.com).  The Company also has a Technology Committee.  It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders.  All directors attended our 2011 Annual Meeting of Stockholders.

The Audit Committee currently consists of Mr. Halprin (Chairman), Dr. Bristow and Mr. Goldby, each of whom the Board of Directors has determined meets the current independence requirements of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, Inc. (“NASDAQ”).  The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with legal and regulatory requirements.  The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent auditor, approving the services performed by the independent auditors and reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls.  Rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “audit committee financial expert,” as that phrase is defined in SEC rules and regulations.  The Board of Directors has determined that Mr. Halprin, Dr. Bristow and Mr. Goldby are “audit committee financial experts” within the meaning of applicable SEC rules and regulations.  The Audit Committee held four meetings during fiscal year 2012.  Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee.  The Board has adopted a written charter for the Audit Committee.  The charter is reviewed annually for changes, as appropriate, and was last amended in July 2006.

The Compensation Committee currently consists of Mr. Hollis (Chairman), Mr. Frank, and Mr. Tobin each of whom the Board of Directors has determined meets the current independence requirements of the SEC and NASDAQ.   The function of the Compensation Committee is to review and set the compensation of the Company’s Chief Executive Officer and certain of the Company’s most highly compensated officers, including salary, bonuses and other incentive plans, stock equity and other forms of compensation, to administer the Company’s stock plans and approve stock equity awards, and to oversee the career development of senior management.  The Compensation Committee held one meeting during fiscal year 2012.  The Compensation Committee did not engage a compensation consultant during fiscal year 2012 to advise on compensation matters.  Please see the section entitled “Executive Compensation and Related Information” for further matters related to the Compensation Committee, including its report for the fiscal year ended May 27, 2012.

The Nominating and Corporate Governance Committee currently consists of Mr. Frank (Chairman) and Mr. Tobin, each of whom the Board of Directors has determined meets the current independence requirements of the SEC and NASDAQ.  The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for election as officers and directors of the Company and oversee the Company’s corporate governance policies.  The Nominating and Corporate Governance Committee held one meeting during fiscal year 2012.

The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees and stockholders.  Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, Geoffrey P. Leonard of Ropes & Gray LLP, Three Embarcadero Center, San Francisco, CA 94111, and providing the candidate’s name, biographical data and qualifications.  The Company does not have a formal policy regarding the consideration of director candidates recommended by security holders.  The Company believes this is appropriate because the Nominating and Corporate Governance Committee evaluates any such nominees based on the same criteria as all other director nominees.  In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experience and background that adds depth and breadth to the overall character of the Board of Directors.  The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge.  Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board, and it seeks to include Board members with diverse backgrounds and experiences.  Further criteria include a candidate’s integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

The Technology Committee currently consists of Mr. Goldby (Chairman), Dr. Bristow and Mr. Halprin, each of whom the Board of Directors has determined meets the current independence requirements of the SEC and NASDAQ. The function of the Technology Committee is to provide, as necessary, advice and recommendations to the Board of Directors and to management with regard to technology strategies aimed at addressing current and future markets, product development and new product introductions and enhancing the Company’s long-term growth.  The Technology Committee held one meeting during fiscal year 2012.

Corporate Governance

The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website.  The website can be found at www.landec.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the board members are independent;

•	All members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Technology Committee are independent;

•
The independent members of the Board of Directors meet at each board meeting, and at least twice per year, in executive sessions without the presence of management, and the Board of Directors has designated a lead independent director who, among other duties, is responsible for presiding over executive sessions of the independent directors;

•
The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

•
The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors.  Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a report on Form 8-K.

Following a review of all relevant relationships and transactions between each director (including each director’s family members) and the Company, the Board has determined that each member of the Board, other than Mr. Steele and Mr. Tompkins, is an independent director under applicable NASDAQ listing standards.  Mr. Steele does not meet the independence standards because he was an employee of the Company during fiscal year 2012 and, in the case of Mr. Tompkins, based on the information disclosed under “Certain Relationships and Related Transactions” herein.

Mr. Halprin currently serves as the Company’s lead independent director.

Leadership Structure of the Board of Directors

The Board of Directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the "Chairman") and Chief Executive Officer in the way that it believes is in the best interests of the Company. After due consideration by the Board of Directors, the Board of Directors has concluded that combining the roles of Chairman and Chief Executive Officer is in the best interests of the Company. The Board of Directors believes that the combination of the roles of Chairman and Chief Executive Officer promotes the Board of Directors and executive management's pursuit of the Company's business objectives by allowing the senior-most executive with accountability for the Company's day-to-day operations, who also possesses significant business and industry knowledge, to set Board of Directors meeting agendas (in consultation with the lead independent director) and to lead the related discussions.

The Board of Directors does not believe that separating these roles would enhance either the independence of the Board of Directors or its effectiveness in discharging its responsibilities. The Board of Directors adheres to sound corporate governance practices, as reflected in the Company's corporate governance policies, which the Board of Directors believes has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its stockholders. At each Board of Directors Meeting, non-management directors convene an executive session without the presence of management. Moreover, the non-management directors have elected one independent director to be the lead independent director. The lead independent director is Mr. Halprin. The lead independent director presides over executive sessions of the non-management directors and at all meetings at which the Chairman is not present; calls meetings of the non-management directors as he deems necessary; serves as a liaison between the Chairman and the non-management directors; advises the Chairman of the informational needs of the Board of Directors and approves information sent to the Board of Directors; and is available for consultation and communication if requested by major stockholders.

Stockholder Communications

Our Board of Directors welcomes communications from our stockholders.  Stockholders and other interested parties may send communications to the Board of Directors, or the independent directors as a group, or to any director in particular or the lead independent director, c/o Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA  94025.  Any correspondence addressed to the Board of Directors or to any one of our directors in care of Mr. Skinner will be promptly forwarded to the addressee.  The independent directors of the Board of Directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Oversight of Risk Management

The Board of Directors' role in the Company's risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditors, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditors and our internal auditor, together with management's response.  Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.

Our management also reviewed with our Compensation Committee the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Company's compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, the Board determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

The following table sets forth compensation information for the fiscal year ended May 27, 2012, for each member of our Board of Directors who was not also an executive officer during fiscal year 2012.  The Chief Executive Officer who serves on our Board does not receive additional compensation for serving on the Board. See “Summary Compensation Table” for disclosure related to our Chairman of the Board, President and Chief Executive Officer, Gary T. Steele.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards(2)	Awards(2)	Total
Name	($)	($)	($)	($)
Duke K. Bristow, Ph.D.	$36,500	$11,102	$13,210	$60,812
Frederick Frank (1)	$27,500	$11,102	$13,210	$51,812
Steven Goldby	$37,000	$11,102	$13,210	$61,312
Stephen E. Halprin	$52,000	$11,102	$13,210	$76,312
Dean Hollis	$32,500	$11,102	$13,210	$56,812
Robert Tobin	$27,500	$11,102	$13,210	$51,812
Nicholas Tompkins	$27,000	$11,102	$13,210	$51,312

(1)	Pursuant to an agreement with the Company, the fees earned by Mr. Frank have been deferred.

(2)
The amounts shown in the Stock Awards and Option Awards columns do not reflect compensation actually received by a director. Instead, the amounts shown are the aggregate grant date value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options, of awards granted in fiscal year 2012.  The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

At May 27, 2012, the aggregate number of stock awards and option awards outstanding was:  Dr. Bristow – 66,667 shares; Mr. Frank – 76,667 shares; Mr. Goldby – 31,667 shares; Mr. Halprin – 66,667 shares; Mr. Hollis – 30,000 shares; Mr. Tobin – 66,667 shares; and Mr. Tompkins – 26,667 shares.

For fiscal year 2012, each non-employee director earned $20,000 per year for service as a member of our Board of Directors.  In addition, each director who served as the Chairman of the Compensation Committee received an annual retainer of $5,000, each director who served on the Audit Committee received an annual retainer of $10,000, with the Chairman of the Audit Committee receiving an annual retainer of $15,000, and each director who served as the lead independent director received an annual retainer of $10,000.

Additionally, for fiscal year 2012, each non-employee director received $1,000 for each meeting of the Board attended in person ($500 if attended by phone), $500 for each meeting of a Committee attended in person, and $1,000 for each stockholder meeting attended by the director.   Reasonable out-of-pocket expenses incurred by a director to attend Board meetings, Committee meetings or stockholder meetings in his or her capacity as a director are reimbursed.

Required Vote

The election of each of the four (4) Class 1 director nominees requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted with respect to such director.  This means that in order for a director to be elected, the number of shares voted “FOR” a director must exceed the number of votes cast against that director.  As such, a “WITHHOLD” vote is effectively a vote against a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 26, 2013, and recommends that the stockholders vote for ratification of this appointment.  In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection.  Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending October 31, 1994.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 27, 2012 and May 29, 2011.

Fee Category	Fiscal Year 2012	Fiscal Year 2011
Audit Fees (1)	$1,229,000	$850,000

Audit-Related Fees	-	-

Tax Fees (2)	60,000	-

All Other Fees		-

Total	$1,289,000	$850,000

(1)	Includes advisory fees of $158,800 for fiscal year 2012 for non-tax related services provided in connection with the Company’s acquisition of GreenLine Holding Company

(2)	Tax fees for fiscal year 2012 were for the services provided in connection with the Company’s acquisition of GreenLine Holding Company.

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed by the Company with the SEC.

Audit Committee Pre-Approval Policies

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date.  The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.

Required Vote

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 26, 2013.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 23 of this proxy statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal year 2012 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, as well as the 2012 Summary Compensation Table and related compensation tables, appearing on pages 30 through 33, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Landec’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short and long-term compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders.  Our annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success.  Our executive officers’ cash incentive awards are determined based on objective performance criteria. The awards payable under our annual cash incentive award program are subject to a maximum payout, which limits the overall payout potential. The Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company’s growth and stability (as restricted stock units are exposed to decreases in our stock price).  Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal.  Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under Landec’s equity compensation plans as of May 27, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,257,345		$6.56	449,643	(3)
Equity compensation plans not approved by security holders	137,253	(4)	$5.51	—
Total	2,394,598		$6.50	449,643

(1)	Includes only options and restricted stock units outstanding under Landec’s equity compensation plans, as no stock warrants or other rights were outstanding as of May 27, 2012.
(2)	The weighted average exercise price does not take restricted stock units into account as restricted stock units have no purchase price.
(3)	Represents shares available for issuance pursuant to the 2009 Stock Incentive Plan.
(4)
Represents shares to be issued upon exercise of options that are outstanding under the 1996 Non-Executive Stock Option Plan which has been terminated, and no future awards will be made pursuant to such plan.  A description of the plan is set forth under Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

The 2009 Stock Incentive Plan

The 2009 Stock Incentive Plan (the “2009 Plan”), which was approved by stockholders in October 2009, authorizes the grant of equity awards, including stock options, restricted stock and restricted stock units to employees, including officers, outside consultants and non-employee directors of the Company. The exercise price of the stock options granted under the 2009 Plan is the fair market value of the Company’s Common Stock on the date the options were granted.  1,900,000 shares are authorized to be issued under this plan.  Options granted under the 2009 Plan generally are exercisable upon vesting and generally vest ratably over three years.

The 2005 Stock Incentive Plan

The 2005 Stock Incentive Plan, which was approved by stockholders and has been terminated, authorized the grant of equity awards, including stock options, restricted stock units and restricted stock to employees, including officers, outside consultants and non-employee directors of the Company.  The exercise price of stock options granted under this plan was the fair market value of the Company’s Common Stock on the date the options were granted.  861,038 shares were authorized to be issued under this plan.  Options generally were exercisable upon vesting and generally vested ratably over three years.  No future awards will be made pursuant to this plan.

The 1996 Non-Executive Stock Option Plan

The 1996 Non-Executive Stock Option Plan authorized the grant of non-qualified stock options to employees, including officers, and outside consultants of the Company.  This plan was not approved by the Company’s stockholders and has been terminated.  The exercise price of the options was equal to the fair market value of the Company’s Common Stock on the date the options were granted.  As amended in 1999, 1,500,000 shares were authorized to be issued under this plan.  Options generally were exercisable upon vesting and generally vested ratably over four years.  No future awards will be made pursuant to this plan.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition

The Audit Committee of the Board of Directors consists of the three directors whose names appear below and operates under a written charter adopted by the Board of Directors.  Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect.  In addition, the Board of Directors has determined that each of Mr. Halprin, Dr. Bristow and Mr. Goldby is an audit committee financial expert, as defined by the rules and regulations of the SEC.

Responsibilities

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director's oversight of the preparation of the Company's financial statements.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  Management is responsible for the Company’s internal controls and financial reporting process.  The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls.  The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.

Review with Management and Independent Auditors

The Audit Committee held four meetings during fiscal year 2012.  The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP.  Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 27, 2012, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 27, 2012, with management and the Company’s independent registered public accounting firm.

The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.

Summary

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2012, as filed with the SEC.

This report is submitted by the Audit Committee.

Stephen E. Halprin (Chairman)
Duke K. Bristow, Ph.D.
Steven Goldby

 EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information with regard to executive officers of the Company.  Ages are as of August 13, 2012.

Gary T. Steele (age 63) has been President, Chief Executive Officer and a director of the Company since 1991 and Chairman of the Board of Directors since January 1996.  Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields.  From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company.  From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development.  Mr. Steele has also worked with McKinsey & Company and Shell Oil Company.

Gregory S. Skinner (age 51) has been Chief Financial Officer and Vice President of Finance of the Company since November 1999 and Vice President of Administration since November 2000.  From May 1996 to October 1999, Mr. Skinner served as Controller of the Company.  From 1994 to 1996, Mr. Skinner was Controller of DNA Plant Technology and from 1988 to 1994 he was with Litton Electron Devices.  Prior to joining Litton Electron Devices, Mr. Skinner was with Litton Industries, Inc. and Arthur Anderson & Company.

Dennis J. Allingham (age 61) has been the President, Chief Executive Officer and a director of Lifecore Biomedical since February 2004, and a Vice President of the Company since April 2010. He served as the Company's General Manager and Chief Financial Officer for the eight years prior to his appointment as CEO. Mr. Allingham has over 25 years of progressive business and management experience in executive positions and as a director within the pharmaceutical and health care distribution, manufacturing and retail industries.

Ronald Midyett (age 46) has been President and Chief Executive Officer of Apio since January 2008, and a Vice President of the Company since February 2008.   Mr. Midyett joined Apio in May 2005 as Chief Operating Officer.  Prior to joining Apio, Mr. Midyett was Senior Vice President of Operations for Dole Fresh Vegetables.  Mr. Midyett has over 20 years of technology and operations experience in the produce industry.  Mr. Midyett is currently a member of the board of directors of the United Fresh Fruit and Vegetable Association and a director of Windset Holdings 2010 Ltd., a privately held Canadian corporation.

Molly A. Hemmeter (age 45) has been Chief Commercial Officer since December 2010 and before that Vice President, Business Development and Global Marketing of the Company since being hired in June of 2009.  From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company.   Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation in San Francisco, a privately held company delivering on-demand software for managing real estate asset portfolios.

Steven P. Bitler, Ph.D. (age 54) has been Vice President, Corporate Technology of the Company since March 2002.  From 1988 until March 2002, Dr. Bitler held various positions with the Company related to the Company’s polymer product development and thermal switch products.  Prior to joining the Company, Dr. Bitler developed new high strength polymeric materials at SRI International.

Damian Hajduk, Ph.D. (age 43) has been Chief Scientific Officer of the Company since April 2010.  Prior to joining the Company, Dr. Hajduk held a variety of scientific and leadership positions from 1997 to 2010 at Symyx Technologies, Inc., a materials research and informatics company.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 13, 2012 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group.  The business address of each director and executive officer named below is c/o Landec Corporation, 3603 Haven Avenue, Menlo Park, CA  94025.

SHARES BENEFICIALLY OWNED (1)
NAME	NUMBER OF SHARES OF COMMON STOCK	PERCENT OF TOTAL(2)

5% Stockholders
Wynnefield Capital, Inc	2,568,271 (3)	9.99%
450 Seventh Ave, #509
New York, NY 10123

Security Investors, LLC	2,380,518 (4)	9.26%
One Security Benefit Place
Topeka, KS 66636

Dimensional Fund Advisors, L.P.	2,113,422 (5)	8.22%
6300 Bee Cave Road, Building One
Austin, TX 78746

The Killen Group, Inc	1,693,801 (6)	6.59%
1189 Lancaster Ave
Berwyn, PA 19312

BlackRock, Inc	1,551,622 (7)	6.04%
40 E. 52nd Street
New York, NY 10022

Harvey Partners, LLC	1,385,000 (8)	5.39%
610 Fifth Avenue, Suite 311
New York, NY 10020

Executive Officers and Directors
Gary T. Steele	320,358 (9)	1.24%
President and Chief Executive Officer and Chairman of the Board of Directors

Gregory S. Skinner	322,694 (10)	1.25%
Chief Financial Officer and Vice President of Finance & Administration

Dennis J. Allingham	45,000 (11)	*
President and Chief Executive Officer of Lifecore Biomedical, LLC and Vice President of Landec

Ronald Midyett	177,799 (12)	*
President and Chief Executive Officer of Apio, Inc.
and Vice President of Landec

SHARES BENEFICIALLY OWNED (1)
NAME	NUMBER OF SHARES OF COMMON STOCK	PERCENT OF TOTAL(2)
Molly Hemmeter	74,581 (13)	*
Chief Commercial Officer

Duke K. Bristow, Ph.D., Director	75,002 (14)	*

Frederick Frank, Director	344,283 (15)	1.34%

Steven Goldby, Director	38,334 (16)	*

Stephen E. Halprin, Director	132,519 (17)	*

Dean Hollis, Director	31,667 (18)	*

Robert Tobin, Director	75,002 (19)	*

Nicholas Tompkins, Director	59,004 (20)	*

All directors and executive officers as a group (14 persons)	1,853,535 (21)	6.93%

* Less than 1%

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock.

(2)
As of August 13, 2012, 25,696,984 shares of Common Stock were issued and outstanding.  Percentages are calculated with respect to a holder of options exercisable within 60 days after August 13, 2012 as if such holder had exercised his options.  Option shares held by other holders are not included in the percentage calculation with respect to any other holder.

(3)	This information is based on a Form 13F filed by Wynnefield Capital, Inc with the SEC showing its holdings as of June 30, 2012

(4)	This information is based on a Form 13F filed by Security Investors, LLC with the SEC showing such beneficial owner's holdings as of June 30, 2012.

(5)	This information is based on a Form 13F filed by Dimensional Fund Advisors, L.P. with the SEC showing such beneficial owner's holdings as of June 30, 2012.

(6)	This information is based on a Form 13F filed by The Killen Group, Inc with the SEC showing its holdings as of June 30, 2012.

(7)
This information is based on a Form 13F filed by the five institutions: BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; and BlackRock Asset Management Canada Limited under the parent company BlackRock, Inc with the SEC showing its holdings as of June 30, 2012.

(8)	This information is based on a Form 13F filed by Harvey Partners, LLC with the SEC showing its holdings as of June 30, 2012.

(9)
This number includes 98,252 shares held in trust of which Mr. Steele is a beneficial owner.  This number also includes 222,106 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(10)
This number includes 12,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012, owned by Stacia Skinner, Mr. Skinner’s wife, and 6,661 shares owned by Mrs. Skinner.  This number also includes 125,833 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(11)	This number includes 45,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(12)	This number includes 144,611 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(13)	This number includes 66,666 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(14)	This number includes 65,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(15)	This number includes 55,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(16)	This number includes 30,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(17)
This number includes 67,519 shares held in a trust of which Mr. Halprin is a beneficial owner.  This number also includes 65,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(18)	This number includes 25,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(19)	This number includes 65,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(20)	This number also includes 25,000 shares subject to outstanding stock options exercisable within 60 days after August 13, 2012.

(21)	This number includes an aggregate of 1,062,466 shares held by officers and directors, which are subject to outstanding stock options exercisable within 60 days after August 13, 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our named executive officers. The CD&A also provides an overview of the Compensation Committee's role in the design and administration of these programs and policies, and its role in making specific compensation decisions for our named executive officers.  Our Named Executive Officers for fiscal year 2012 are Gary T. Steele, President and Chief Executive Officer and Chairman of the Board, Gregory S. Skinner, Vice President of Finance and Administration and Chief Financial Officer, Dennis Allingham, President and Chief Executive Officer of Lifecore Biomedical, LLC (“Lifecore”), Ronald Midyett, President and Chief Executive Officer of Apio, Inc. (“Apio”), and Molly Hemmeter, Chief Commercial Officer. These individuals are referred to as the "Named Executive Officers."

Overview of Compensation Program and Philosophy

Landec’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve the Company’s short-term and long-term corporate goals; and (3) align the interests of our executives with those of our stockholders.

The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company or its subsidiaries, such as the effects of weather-related disruptions and competitive pressures, with incentives to achieve our long-term vision to be the innovative leader in our food products technology and hyaluronan-based biomaterials businesses.

The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.  Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

Establishing Executive Compensation

Landec’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with applicable NASDAQ, SEC and Internal Revenue Code rules.  The Committee operates under a written charter adopted by our Board of Directors. A copy of the Committee’s charter is available at www.landec.com.

In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Committee takes into consideration a number of factors related to Landec’s performance, such as Landec’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as competitive practices among our peer group.  The Committee evaluates the Company’s financial and strategic performance in the context of determining compensation as well as the individual performance of each Named Executive Officer.

The Committee reviews market compensation levels and practices annually to determine whether any adjustments to an individual Named Executive Officer’s compensation are warranted. The Committee’s primary source for information regarding its peer group companies is Equilar, an executive and board compensation research firm.  Equilar draws data from proxy statements and reports filed with the SEC.  This information allows the Committee to benchmark the actual compensation levels for the Named Executive Officers in our three main business categories.

The Committee meets with Landec’s President and Chief Executive Officer, Mr. Steele, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors.  Management makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees.

Peer Group

Because of the diversity of the Company’s businesses and the areas in which the Company competes for executives, the Company’s peer group typically includes a broad range of companies in the materials science and food industries. In making the selection, we considered revenues, market capitalization and number of employees.  The result was a peer group that consisted of 31 separate companies.  For fiscal year 2012, the peer group was organized into three categories, Food, Specialty Polymers and greater Silicon Valley public companies, which align with our two business units and our corporate headquarters function as follows: (1) Food – Calavo Growers, Chiquita Brands International, Diamond Foods, Fresh Del Monte Produce; (2) Specialty Polymers – Atrion, Cardiac Science, Cryolife, DIGI International, Exactech, FSI International, Heska, I Flow, Medtox Scientific, Orasure Technologies, Surmodics, Synovis Life Technologies, Vital Images, Biomarin Pharmaceutical, Metabolix, OM Group, Omnova Solutions, Onyx Pharmaeceuticals, Polypore International, Quaker Chemical; and (3) Silicon Valley Public Companies – Accuray, Affymetrix, Biomarin Pharmaceutical, Cepheid, Exponent, Leapfrog Enterprises, Onyx Pharmaceuticals, Peets Coffee & Tea, Shutterfly.

The Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed.

Data on the compensation practices of the above-mentioned companies was gathered using Equilar’s web-based compensation survey data.  Peer group data is gathered with respect to base salary, bonus targets and all equity and non-equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards).  Peer group data does not include generally available benefits, such as 401(k) plans or health care coverage.

Landec’s goal is to target total compensation for executives at a level that is competitive with the selected peer group but not to exceed the market’s 50th percentile based on market and industry data.  For Messrs. Steele and Skinner and Ms. Hemmeter, total compensation was targeted not to exceed the 50th percentile of the Silicon Valley public companies group of companies. For Messrs. Midyett and Allingham, total compensation was targeted not to exceed the 50th percentile of the Food group of companies and the Specialty Polymers group of companies, respectively.  Targeting total compensation at a maximum of the 50th percentile and providing the opportunity to earn incentive compensation rewards, allows total compensation as a whole to be competitive, while taking into account business cyclicality.  Base pay and target cash compensation are analyzed by the Committee to determine variances to the Company’s compensation targets using the combination of publicly available information and survey data as described above.

Elements of Compensation

There are three major elements that comprise Landec’s compensation program: (i) base salary; (ii) annual cash incentive opportunities, including bonuses; and (iii) equity incentives in the form of stock options and/or restricted stock unit awards.

Base Salaries

The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in similar activities and with other businesses of comparable size, scope and location with which we compete for executive talent. To retain and attract the level of talent necessary for Landec to succeed, the Committee expects that the base salaries should not exceed the middle of the range of base salaries for comparable positions.  In determining base salary, the Committee considers factors such as job performance, skill set, prior experience, the executive’s time in his or her position and with Landec, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Base salaries are not adjusted annually but are generally adjusted when the Committee judges that a change is warranted by a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.  For a discussion of base salary decisions made in or for fiscal year 2012, see “Compensation of Chief Executive Officer” and “Compensation of Other Named Executive Officers” below.

The salaries paid to the Named Executive Officers in fiscal year 2012 are shown in the Summary Compensation Table.

Annual Cash Incentive Award Plan

Landec maintains an annual cash incentive award plan for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation.  Consistent with our overall “pay-for-performance” compensation objective of linking compensation to performance, and attracting and retaining top level executive officers in the industry, annual cash incentive award targets are set as a percentage of base salary.  Incentive award targets and ranges are typically set early in each fiscal year.  Specific criteria for corporate, business unit and individual objectives are also set at this time.  The overall corporate objectives are intended to be challenging but achievable.  Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. In the case of the executive officers, including the Named Executive Officers, the incentive award targets and criteria are approved by the Committee.

Fiscal Year 2012 Cash Incentive Award Plan:  At the beginning of fiscal year 2012, in approving the cash incentive award plan for the year (the “2012 Incentive Award Plan”), the Board of Directors set financial objectives on a consolidated basis and for each business unit and our corporate headquarters.  The financial objectives were based on the internally-developed financial plan for the fiscal year.  In fiscal year 2012, the Company’s financial performance was measured based on established targets for revenue and operating income.  In order for a Named Executive Officer to earn a cash incentive award under the 2012 Incentive Award Plan, specific revenue and operating income targets had to be met.  For fiscal year 2012, the CEO’s target cash incentive award ranged from 80% of base salary up to a maximum of 100% of his base salary, and the other Named Executive Officers’ target incentive awards ranged from 40% of base salary up to a maximum of 83% to 104% of base salary.

For the CEO, CFO and CCO, (“Corporate Executives”), the award target for fiscal year 2012 was based on the Company’s annual consolidated financial results, and consisted of targets for the Company’s consolidated revenues of $288.8 million and consolidated operating income of $14.5 million.  For the CEO of Apio, a business unit and subsidiary of Landec, the award target was based on Apio’s annual financial results, and consisted of targets for Apio’s revenues of $248.5 million and operating income of $12.7 million.  For the CEO of Lifecore, a business unit and subsidiary of Landec, the award target was based on Lifecore’s annual financial results, and consisted of targets for Lifecore’s revenues of $35.8 million and operating income of $8.4 million.

For fiscal year 2012, the Corporate Executives, the CEO of Apio and the CEO of Lifecore all received an incentive award because the revenue and operating income targets for Landec, Apio and Lifecore were exceeded.

Based on the metrics described above, the Named Executive Officers’ target incentive awards, maximum awards and actual amounts earned for fiscal year 2012 are as follows:

Named Executive Officer	Target Incentive Awards	Maximum Incentive Awards	Earned Incentive Awards
Gary T. Steele	$360,000	$450,000	$395,935
Gregory S. Skinner	$155,000	$310,000	$171,503
Dennis J. Allingham	$144,000	$298,800	$159,266
Ronald Midyett	$150,000	$312,000	$157,500
Molly Hemmeter	$142,500	$285,000	$151,234

In keeping with our “pay for performance” philosophy, a portion of our Named Executive Officers annual compensation is “at risk” compensation resulting in years during which our Named Executive Officers received no cash annual incentive award.   The “Earned Incentive Awards” paid with respect to fiscal year 2012 represent increases over the past two fiscal years during which no annual incentive awards were paid to Named Executive Officers, except the CEO of Lifecore, because relevant targets were not met during fiscal years 2011 and 2010.

Long-Term Incentive Compensation

Landec provides long-term incentive compensation through awards of stock options and restricted stock units (also referred to as “restricted stock units,” “RSUs” or “stock awards”) that generally vest over three years under a broad-based equity award program (“Equity Award Plan”).  Landec’s Equity Award Plan is intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value.  The Equity Award Plan also is designed to encourage officers to remain employed with Landec despite a competitive labor market in its industry.

Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Awards must be approved by the Committee or the Board of Directors.  In general, the number of options/RSUs awarded to each executive officer is determined subjectively based on a number of factors, including the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards.  All grants have been approved by the Board of Directors or the Committee and have a per share exercise price equal to the fair market value of Landec Common Stock on the grant date.  The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Landec Common Stock, such as a significant positive or negative earnings announcement.  Similarly, the Committee has not timed, nor does it intend in the future to time the release of material nonpublic information based on equity award grant dates.  Also, because equity compensation awards typically vest over a three year period, the value to recipients of any immediate increase in the price of Landec’s stock following a grant will be attenuated.

The Committee regularly monitors the environment in which Landec operates and makes changes to the Equity Award Plan and the overall annual compensation paid to executives in order to help the Company meet its goals, including achieving long-term stockholder value.  In order to continue to attract and retain highly skilled employees, the Committee has implemented changes to the Equity Award Plan designed to reward Landec’s employees for their hard work and commitment to the long-term success and growth of Landec.   To this end, the Company grants both stock options and RSUs as part of the Equity Award Plan.  Landec grants stock options because they can be an effective tool for meeting Landec’s compensation goal of increasing long-term stockholder value so that employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price.  Landec believes the options that it grants provide effective incentives to option holders to achieve increases in the value of Landec’s stock.  Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock.  RSUs also can be a more efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options.

In May 2012, the Committee determined that no awards should be granted under the Equity Award Plan for fiscal year 2012 to executive officers, including our Named Executive Officers.  In making this determination, the Committee considered prior awards made to our Named Executive Officers and the value of such holdings as well as the overall compensation package paid to our executive officers for fiscal year 2012.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Landec maintains a tax-qualified 401(k) plan (the “401(k) Plan”), which provides for broad-based employee participation.  Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec that are subject to vesting over time.  The matching contribution for the 401(k) Plan in fiscal year 2012 was $0.67 for each dollar on the first 6% of each participant’s pretax contributions and was calculated and paid on a payroll-by-payroll basis, subject to applicable federal limits, and subject to vesting.  Landec also makes an annual “reconciling match” designed to more evenly determine the amount of matching contributions that eligible employees receive.  This reconciling match works by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis.  If the annualized matching contribution would have been higher, Landec contributes a matching contribution equal to the difference between the two.  Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.

Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation.  These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec.  The main objectives of Landec’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity.  These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Compensation of Chief Executive Officer

On February 15, 2012, the Company entered into a new executive employment agreement (the “Employment Agreement”) with Mr. Steele, effective as of January 1, 2012, setting forth the terms of his employment.  The Employment Agreement expires on December 31, 2014 unless renewed or extended by both parties, and provides that Mr. Steele shall be paid an annual base salary of $450,000 (which was Mr. Steele’s annual base salary prior to entry into the Employment Agreement) through the term of the Employment Agreement, and participate in the annual cash incentive award plan.  Mr. Steele is also eligible for grants of equity interests under the Equity Award Plan at such times and in such amounts as determined by the Committee.

In setting Mr. Steele’s salary, target bonus and equity compensation grant, the Committee relied on market-competitive pay data and weighed heavily the consideration that the Chief Executive Officer significantly and directly influences Landec’s overall performance.  The Committee also considered the overall compensation policies discussed above.

As indicated above under “Annual Cash Incentive Award Plan,” Landec’s actual financial performance for fiscal year 2012 resulted in an incentive award payment to Mr. Steele under the 2012 Incentive Award Plan.  In addition, as indicated above under “Long-Term Incentive Awards,” the Committee did not grant any equity award to the Chief Executive Officer under the Equity Award Plan for fiscal year 2012.  For fiscal year 2012, Mr. Steele’s total compensation was below the 50th percentile of the Silicon Valley public companies group of companies described above under “Peer Group.”

Compensation of Other Named Executive Officers

In May 2011, the Committee approved an increase in Mr. Midyett’s annual base salary for fiscal year 2012 from $275,000 to $300,000.  The Committee determined that this salary increase was appropriate, particularly in view of his performance guiding Apio through difficult produce sourcing during fiscal year 2011.  In making decisions with respect to base salary, the Committee reviews compensation data for executives in similar positions at similar companies and takes into account the date of the most recent adjustment in the base pay of each Named Executive Officer.  No other Named Executive Officer received an increase in annual base salary during fiscal year 2012.

As indicated above under “Annual Cash Incentive Award Plan,” all five Named Executives received a cash award under the 2012 Incentive Award Plan as a result of the financial performance of Landec, Apio and Lifecore, which exceeded the targets approved by the Committee at the beginning of fiscal year 2012. In addition, as indicated above under “Long-Term Incentive Awards,” the Committee determined that no equity award would be made to any of the Named Executive Officers under the Equity Award Plan for fiscal year 2012.  For fiscal year 2012, the total compensation received by each Named Executive Officer other than the Chief Executive Officer (whose compensation is discussed above under “Compensation of Chief Executive Officer) was below the 50th percentile for his or her peer group as described above under “Peer Group.”

Say on Pay Voting Results

At the 2011 annual meeting of stockholders, the Company asked stockholders for a non-binding advisory vote to approve the compensation of the named executive officers as disclosed in the 2011 proxy statement.  The holders of 99.4% of the shares present and voting at the 2011 annual meeting of stockholders voted for approval of the compensation of our named executive officers.   The Company is pleased with this result and believes that stockholders confirmed our executive compensation philosophy, policies and programs. The Committee took these results into account by continuing to emphasize our pay-for-performance philosophy by utilizing performance measures that provide incentives to deliver value to our stockholders.

In addition, the holders of 87.8% of the shares present and voting at the 2011 annual meeting of stockholders indicated their preference for the non-binding advisory proposal on executive compensation to be held annually.  In accordance with the voting results and its previous recommendation, the Board of Directors has determined that it will hold an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s executive officers.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met.  The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to Named Executive Officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).  Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m).  In addition, the Committee reserves the right to authorize compensation payments that may be in excess of the limit when the Committee believes such payments are appropriate and in the best interest of Landec and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Interlocks and Insider Participation

The Committee is composed of Mr. Hollis (Chairman), Mr. Frank, and Mr. Tobin.  During fiscal year 2012, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Committee.  None of the Committee’s current or former members has at any time been an officer or employee of Landec.  None of Landec’s executive officers currently serve, or in the past fiscal year have served, as members of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2012. Based on the review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2012 Annual Meeting of Stockholders and incorporated into our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

This report is submitted by the Committee.
Dean Hollis (Chairman)
Frederick Frank
Robert Tobin

Summary Compensation

The following table shows compensation information for fiscal years 2012, 2011 and 2010 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gary T. Steele President and Chief Executive Officer and Chairman of the Board	2012 2011 2010	450,000 403,846 371,294	— — 58,312	— — 34,419	395,935 — —	21,297 14,814 12,501	867,232 418,660 476,256

Gregory S. Skinner Chief Financial Officer and V.P. of Finance and Administration	2012 2011 2010	310,000 310,000 265,000	— — 17,662	— — 21,415	171,503 — —	12,254 11,499 10,760	493,757 321,499 314,837

Dennis J. Allingham (5) President and Chief Executive Officer of Lifecore Biomedical, LLC Vice President of Landec	2012 2011 2010	360,000 360,000 29,077	— — 17,545	— — 21,122	159,266 260,066 —	28,416 28,416 —	547,682 648,482 67,744

Ronald Midyett President and Chief Executive Officer of Apio, Inc. Vice President of Landec	2012 2011 2010	300,000 275,000 275,000	— — 63,432	— — 78,294	157,500 — —	26,183 25,736 25,796	483,683 300,736 442,522

Molly Hemmeter. Chief Commercial Officer	2012 2011 2010	285,000 284,808 253,846	— — 17,662	— — 21,415	151,234 — —	10,760 10,906 35,044	446,994 295,714 327,967

(1)
Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date value, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, Compensation—Stock Options ("ASC Topic 718"), of awards granted in fiscal year 2010 and in prior years. The assumptions used to calculate the value of the RSU awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

(2)
Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date value, computed in accordance with ASC Topic 718, of awards granted in fiscal year 2010 and in prior years.  The assumptions used to calculate the value of stock option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2012.

(3)	Amounts consist of bonuses earned for exceeding financial performance targets in fiscal year 2012 under the 2012 Incentive Award Plan and 2011 Incentive Award Plan.
(4)
Amounts consist of Company-paid life insurance and an employer 401(k) match for all Named Executive Officers.  The amount shown for Mr. Steele also includes Company-paid disability insurance for which Mr. Steele is the beneficiary and a 20-year service award amounting to $7,468.  The amount shown for Mr. Allingham also includes Company-paid disability insurance for which Mr. Allingham is the beneficiary.  For Mr. Midyett, the amount shown includes an annual car allowance of $15,000.  The amount shown from Mr. Skinner includes $1,494 resulting from his 15-year service award.

(5)	Mr. Allingham was hired on April 30, 2010 effective with the acquisition of Lifecore.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2012.  The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2012 Year-End” table on the following page.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary T. Steele	N/A	0	360,000	450,000

Gregory S. Skinner.	N/A	0	155,000	310,000

Dennis J. Allingham	N/A	0	144,000	298,800

Ronald Midyett	N/A	0	150,000	312,000

Molly Hemmeter	N/A	0	142,500	285,000

(1)
Amounts shown are estimated payouts for fiscal year 2012 to the Named Executive Officers under the 2012 Incentive Award Plan.  The target amount is based on a percentage of the individual’s fiscal year 2012 base salary.  The maximum amount shown is equal to the individual’s base salary for the Corporate Executives and 104% of the base salary for Mr. Midyett and 83% of the base salary for Mr. Allingham.  All Named Executive Officers received a cash incentive award for fiscal year 2012.  For more information on these awards, including the amount actually paid, see “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2012.  As discussed above under “Compensation Discussion and Analysis,” no awards were made to the Company’s Named Executive Officers under the Equity Award Plan during fiscal year 2012.

Outstanding Equity Awards at Fiscal 2012 Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Gary T. Steele	26,273	—	—	2.82	02/20/2013	—		—
	100,000	—	—	6.65	06/16/2014	—		—
	37,500	—	—	6.22	05/21/2016	—		—
	50,000	25,000	—	5.63	05/26/2017	—		—
	—	—	—	—	—	25,000	(3)	176,750

Gregory S. Skinner	10,000	—	—	8.86	06/15/2013	—		—
	35,000	—	—	7.50	09/30/2014	—		—
	22,500	—	—	6.22	05/21/2016	—		—
	50,000	25,000	—	5.63	05/26/2017	—		—
	—	—	—	—	—	25,000	(3)	176,750
	—	—	—	—	—
Dennis J. Allingham	37,500	22,500	—	5.63	05/26/2017	—		—
	—	—	—	—	—	20,000	(3)	141,400
								—
Ronald Midyett	10,000	—	—	8.86	06/15/2013	—		—
	30,000	—	—	8.19	07/22/2015	—		—
	52,500	—	—	6.22	05/21/2016	—		—
	42,805	24,195	—	6.19	05/28/2017	—
	—	—	—	—	—	22,333	(3)	157,894

Molly Hemmeter	36,328	1,172	—	6.47	06/22/2016	—		—
	25,000	12,500	—	5.63	05/26/2017	—		—
	—	—	—	—	—	12,500	(3)	88,375
	—	—	—	—	—	12,500	(3)	88,375

(1)	All unexercisable shares will vest during fiscal year 2013.
(2)	Value is based on the closing price of Landec Common Stock of $7.07 as of May 25, 2012 as reported on the Nasdaq Global Select Market.
(3)	The Restricted Stock Units vest on the third anniversary of the date of grant

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2012.

Option Exercises and Stock Vested For Fiscal 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares withheld to cover exercise price & taxes (#) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of shares withheld to cover taxes (#) (2)
Gary T. Steele	100,000	52,000	95,048	12,500	86,875	—
	10,227	25,261	—

Gregory S. Skinner	10,000	9,400	8,670	8,250 (3)	57,338	—

Dennis J. Allingham	—	—	—	—	—	—

Ronald Midyett	150,000	130,500	138,350	18,750	130,312	6,877
				10,000	68,200	3,668
Molly Hemmeter	—		—	—		—

(1)
The value realized equals the difference between the option exercise price and the fair market value of Landec Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)
The Named Executive Officers exercised their option to purchase shares of Landec Common Stock or had RSUs vest and they withheld or swapped the number of shares noted to cover the exercise price and/or the taxes owed on the event.

(3)	Mr. Skinner acquired 7,500 shares through a vested stock award and 750 shares were acquired by Mr. Skinner’s wife.

Employment Contracts and Potential Payments upon Termination or Change in Control

Employment Contracts

On February 15, 2012, the Company entered into a new executive employment agreement (the “Employment Agreement”) with Mr. Steele, effective as of January 1, 2012, setting forth the terms of his employment.  The Employment Agreement expires on December 31, 2014 unless renewed or extended by both parties, and provides that Mr. Steele shall be paid an annual base salary of $450,000 (which was Mr. Steele’s annual base salary prior to entry into the Employment Agreement) through the term of the Employment Agreement, and participate in the annual cash incentive award plan.  Mr. Steele is also eligible for grants of equity interests under the Equity Award Plan at such times and in such amounts as determined by the Compensation Committee.

The Employment Agreement provides that upon Mr. Steele’s death or disability, the Company shall pay Mr. Steele or his estate his unpaid base salary and the pro rata portion of his annual cash incentive award through the date of termination.

Potential Payments upon Termination or Change in Control

If Mr. Steele is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Steele’s place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Mr. Steele will receive a severance payment equal to 100% of his annual base salary and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Mr. Steele (and his spouse) until Mr. Steele attains age 65 or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment.  In addition, the Employment Agreement provides that if Mr. Steele is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Mr. Steele will receive a severance payment equal to 150% of his annual base salary and the Company will pay the monthly premiums for health insurance coverage for Mr. Steele (and his spouse) until Mr. Steele attains age 65 or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment.  In the event of a “change of control,” all of Mr. Steele’s unvested stock options and other equity awards shall immediately vest and become exercisable.

The Employment Agreement provides that if Mr. Steele is terminated without cause, if he terminates his employment for good reason or if he retires at the end of the term of the Employment Agreement, the Company will pay or reimburse Mr. Steele for the monthly premiums for Medicare for the remainder of the lives of Mr. Steele and his spouse; provided that this benefit shall cease to be available at such time as Mr. Steele commences receiving substantially equivalent health insurance coverage in connection with new employment.

Mr. Steele agreed, as part of the Employment Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following his termination.  In addition, Mr. Steele agreed not to solicit any licensor to or customer of the Company for a period of two years following his termination.

If Mr. Steele’s employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 27, 2012, the last business day of Landec’s fiscal year 2012, Mr. Steele would have received the following severance benefits under the Employment Agreement:

1)	Approximately $675,000 over the ensuing 18-month period; and

2)
Approximately $29,000 in health insurance premiums, assuming no increases in premiums from current rates, until he attains age 65 and assuming that he does not receive substantially equivalent health coverage in connection with new employment; and

3)	Once age 65 is attained then the Company will pay the monthly premiums for Medicare for the remainder of the lives of Mr. Steele and his spouse.

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions (other than compensation transactions).  In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction.  To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members.  Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

Mr. Tompkins, the Chairman of Apio and a director of the Company, wholly-owns the Nick Tompkins Ranch and has a 14.3% ownership interest in Central Coast Produce LLC.  Pursuant to the terms of farmer agreements entered into between Apio and the Nick Tompkins Ranch and Central Coast Produce, LLC (the “Tompkins Farms”), Apio provides packing, cooling and distributing services for produce planted and grown by the Tompkins Farms, and Apio purchases produce from these farms.  The terms of the agreements are the same as the terms offered by Apio to other growers.  During fiscal year 2012, Apio paid the Tompkins Farms $174,000 for produce.

In July 2003, Apio entered into a purchase agreement (the “Purchase Agreement”) with Beachside Produce, LLC (“Beachside”), and the Growers (as defined below) to sell its domestic commodity vegetable business to Beachside.  Beachside is owned and operated by a group of persons and entities (the “Growers”) that supply produce to Apio, including Mr. Tompkins, who owns 12.5% of Beachside.  In connection with the Purchase Agreement, Apio, Beachside and the Growers entered into a supply agreement pursuant to which Beachside and the Growers have agreed to supply produce to Apio for its value-added and export trading businesses.  During fiscal year 2012, the Company paid Beachside $3,759,000 for produce and recognized revenues derived from services provided to Beachside for cooling and storing produce of $3,138,000 and revenues of $617,000 from the sale of products to Beachside.

Apio purchases produce from Windset Holdings 2010 Ltd., a Canadian corporation (“Windset”), for sale to third parties.  Apio purchased a 20.1% equity interest in Windset on February 15, 2011.  During fiscal year 2012, Apio purchased $1,713,000 of produce from Windset.

During fiscal year 2012, Stacia Skinner, wife of Mr. Skinner, the Company’s Chief Financial Officer, was employed at the Company and received approximately $67,030 in compensation.  Mrs. Skinner, the Company’s part-time Information Technology Director, does not report to the Company’s Chief Financial Officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 27, 2012 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting.  If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board of Directors may recommend.

It is important that the proxies be returned promptly and that your shares be represented.  Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD
SECRETARY
Menlo Park, California
August 20, 2012

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49123-P29364 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDEC CORPORATION

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). The Board of Directors unanimously recommends a vote FOR all nominees for directors, and FOR Proposals 1, 3 and 4.

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

2. Election of Directors

Nominees:

01) Gary T. Steele
02) Fredrick Frank
03) Steven Goldby
04) Stephen E. Halprin

		For	Against	Abstain
1.	Amendment of Bylaws.	▢	▢	▢
3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending May 26, 2013.	▢	▢	▢
4.	An advisory vote on executive compensation.	▢	▢	▢

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting. ▢ **Yes** ▢ **No**

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date